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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-115579, 333-59636, 333-41348, 333-41288 and 333-140220), Registration Statement No. 333-116379 on Form S-4, Registration Statement No. 333-143510 on Form S-3ASR and Registration Statements on Form S-3 (Nos. 333-104124, 333-37994, 333-69578 and 333-86606), of our report dated February 26, 2009 (July 14, 2009 as to Notes 2 and 21), relating to the consolidated financial statements of Janus Capital Group Inc., and our report dated February 26, 2009, relating to the effectiveness of Janus Capital Group Inc.'s internal control over financial reporting, appearing in this Current Report on Form 8-K of Janus Capital Group Inc. filed on July 14, 2009.

/s/ Deloitte & Touche LLP
Denver, Colorado
July 14, 2009

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  Exhibit 23.1